EXHIBIT 2.6 TO FORM 8-K

                           GENERAL INDEMNITY AGREEMENT

         This General Indemnity Agreement ("Agreement") is made and entered into by and between Consumer Investment Corporation ("CIC") and Lenders Liquidations Centers, Inc. ("LLCI"), as "Indemnitors", and AutoCorp, Equities, Inc. ("AutoCorp"), as "Indemnitee".

                                    RECITALS:

         A. Indemnitors and Indemnitee are parties, along with others, to a certain corporate refinancing and restructuring transaction detailed in a certain Master Agreement of even date, (the "Transaction") which is intended to be consummated on or about December 30, 1998.

         B. As an integral part of the Transaction, and as an inducement for various of the parties to participate in the Transaction, Indemnitee is to issue and deliver to the Indemnitors, jointly, 3,500,000 shares of Indemnitee's Series A
                  NonCumulative Convertible Preferred Stock (the "Series A Preferred Stock"), which, following delivery is to be pledged to AutoPrime, Inc. "AutoPrime") as additional collateral for certain obligations owed and to be owed by the Indemnitors to AutoPrime.

         C. As an inducement to the Indemnitee to issue the Series APreferred Stock, the Indemnitors have agreed to broadly indemnify and hold harmless the Indemnitee for all claims, causes of action, damages, losses, etc. which may arise from or be related to the Transaction.

                                   AGREEMENT:

                  Therefore, for valuable consideration, the parties have agreed as follows:

         1. At Closing, Indemnitee shall issue and deliver the authorized Preferred Stock to the Indemnitors, jointly.




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         2.       At Closing,  the Indemnitors  shall execute and deliver to the
                  Indemnitee this Agreement.

         3. Effective at Closing, the Indemnitors, jointly and severally, do hereby fully indemnify and hold harmless the Indemnitee of and from any and all losses, damages, costs, expenses, liabilities and obligations of any type or nature whatsoever which may arise from or be related to (i) any past, present or future claims or causes of action, known or unknown, which may be directly or indirectly related to the
                  Transaction  and   which  may  be  asserted  by any  person or
                  entity or by one or more of the following persons or entities, or their affiliates, subsidiaries, sister corporation, parents, successors, assigns, legal representatives, heirs or executors:

                                William O. Merritt
                                Dennis W. Miller
                                Andrew J. Kacic
                                Vincent W. Bustello
                                Efrain Diaz
                                E. Wayne McLaws
                                Consumer Insurance Company
                                Advisory Services, Inc.
                                CIC Fund V, Inc.
                                Stanley F. Wilson
                                Any shareholder of any corporation listed herein AutoPrime, Inc.
                                AutoCorp Equities, Inc.
                                CIC Holdings, Inc.
                                Consumer Investment Corporation
                                Lenders Liquidation Centers, Inc.
                                Lenders Auto Resalers of Texas, Inc.
                                Consumer Insurance Company, and

                  (ii) any past, present or future obligation, duty, responsibility, representation, omission, action, failure to act, performance, non-performance, or other activity, known or



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                  unknown, and directly or indirectly arising from or related to the Transaction.

         4. Immediately upon Indemnitors' receipt of Indemnitee's written notice of any claims or asserted claims against the Indemnitee or which may affect the Indemnitee, coupled with notice from the Indemnitee of the Indemnitee's selection of counsel and other professionals, if any, to represent Indemnitee's interests, the Indemnitors, and both of them, shall make financial arrangements with the Indemnitee and its selected professionals, sufficient in Indemnitee's sole reasonable judgment to fully protect Indemnitee's interests and satisfy Indemnitee's obligations to its professionals. Indemnitee shall have sole control of the protection of its interests, and of all negotiations, settlements and litigation with respect thereto, but shall keep Indemnitors reasonably informed of all actions taken with respect to claims made against the Indemnitee. If any claim shall result in any settlement involving, judgment against, or other economic or business detriment to, the Indemnitee, upon written demand from the Indemnitee, the Indemnitors shall promptly pay to the Indemnitee, or its designee(s), any sums needed to fully satisfy, or compensate the Indemnitee for, any such settlement judgment, or economic or business detriment.

         5.       This  Agreement  is binding  upon the  parties  hereto,  their successors and assigns; may not be assigned in whole or in part without the prior written consent of AutoPrime; shall be construed under the laws of the State of Nevada; and, with respect to any disputes arising hereunder, shall be interpreted, construed and enforced only by a court of competent jurisdiction located in Dallas, Dallas County, Texas.

         6. If any party shall breach any provision of this Agreement, or fail to timely and promptly perform as required hereunder, shall be liable to all other parties for all damages directly or indirectly to such breach, including, as damages, all attorneys fees, costs and expenses paid or incurred by the non-breaching party(ies) in the protection, preservation or prosecution of any rights or benefits directly or indirectly arising under or related to this Agreement.

         Executed this 30 day of December, 1998.


                                       CONSUMER INVESTMENT CORPORATION

                                       By:/s/        William O. Merritt
                                          -----------------------------
                                                     William O. Merritt


                                       LENDERS LIQUIDATORS CENTER, INC.

                                       By:/s/        William O. Merritt
                                          -----------------------------
                                                     William O. Merritt


                                       AUTOCORP EQUITIES, INC.

                                       By:/s/        Charles Norman
                                          -----------------------------
                                                     Charles Norman